                                                                   Exhibit 10.10

                              Employment Agreement

                                     Between

                         Aztec Technology Partners, Inc.

                                       and

                               James E. Claypoole

                                  June 10, 1998

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                         AZTEC TECHNOLOGY PARTNERS, INC.
                                       AND
                               JAMES E. CLAYPOOLE


                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
1.       Term of Employment ................................................................1

2.       Title; Capacity ...................................................................1
         2.1     Authority .................................................................1
         2.2     Attention .................................................................2
         2.3     Base of Operations ........................................................2
         2.4     Representation and Warranty of Employee ...................................2
         2.5     Representation and Warranty of Company ....................................2

3.       Compensation and Benefits .........................................................3
         3.1     Salary ....................................................................3
         3.2     Bonus .....................................................................3
         3.3     Reimbursement of Expenses .................................................3
         3.4     Fringe Benefits; Vacation .................................................3
         3.5     Other Plans ...............................................................4
         3.6     Stock Options .............................................................4

4.       Employment Termination ............................................................5
         4.1      By the Terms of This Agreement ...........................................5
         4.2      By the Company ...........................................................5
         4.3      By Death .................................................................5
         4.4      By the Employee ..........................................................5

5.       Effect of Termination .............................................................6
         5.1      Termination by the Company Without Cause, by the Employee for
                  Cause or Upon Expiration .................................................6
         5.2      Termination for Death ....................................................7
         5.3      Termination Upon Change in Control of the Company ........................7
         5.4      Taxes ....................................................................9

                                      -ii-


         5.5      Termination By the Company for Cause ....................................10
         5.6      No Mitigation ...........................................................10
         5.7      Survival ................................................................10

6.       Restrictions on Competition ......................................................10
         6.1      Non-Compete .............................................................10
         6.2      Investment ..............................................................11
         6.3      Future Employment .......................................................11
         6.4      Severability ............................................................11
         6.5      Defenses ................................................................12
         6.6      Fairness ................................................................12

7.       Proprietary Information ..........................................................12
         7.1      Proprietary Information .................................................12
         7.2      Exceptions ..............................................................12
         7.3      Company Property ........................................................13
         7.4      Other Agreements ........................................................13

8.       Legal and Professional Fees ......................................................13

9.       Notices ..........................................................................13

10.      Pronouns .........................................................................14

11.      Entire Agreement .................................................................14

12.      Amendment ........................................................................14

13.      Governing Law ....................................................................14

14.      Successors and Assigns ...........................................................14

15.      Definitions ......................................................................14

16.      Miscellaneous ....................................................................15
         16.1     Waiver ..................................................................15
         16.2     Section Headings ........................................................15
         16.3     Severability ............................................................16
         16.4     Counterparts ............................................................16


Exhibit 3.6 ...............................................................................A1


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 10th day of June, 1998, is entered into by and between Aztec Technology Partners, Inc., a Delaware corporation with its principal place of business at 52 Roland Street, Boston, Massachusetts 02129 (the "Company"), and James E. Claypoole, residing at 3 Pinecrest Road, Hingham, Massachusetts 02043 (the "Employee").

         The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties to this Agreement, the parties agree as follows:

1. Term of Employment. The Company agrees to employ the Employee, and the Employee accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on June 10, 1998 (the "Commencement Date") and, subject to the provisions of Section 4, ending on June 10, 2001, unless extended by mutual agreement (the "Employment Period").

2.       Title; Capacity.

     2.1 Authority. During the Employment Period, the Employee shall serve as Chief Executive Officer of the Company. In such capacity, the Employee shall at all times be the senior-most officer of the Company reporting directly and solely to the Board of Directors of the Company (the "Board"). During the Employment Period, the Employee shall have such authority as is delegated to him by the Board consistent with his position as Chief Executive Officer, including, without limitation, the authority and responsibility for acquisitions, divestitures, finance and investor relations, and the authority to make all operating decisions, plan the strategic direction of the Company, expend capital resources of the Company and to hire, promote and terminate employment of all personnel. The Employee accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to him consistent with his position as Chief Executive Officer.

     2.2 Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote principal attention and time during normal business hours to the Company's business and affairs and, to the extent necessary to discharge the responsibilities assigned to the Employee under this Agreement, use the Employee's reasonable best efforts and abilities to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the above for the Employee to (A) serve on corporate, civic or charitable boards or committees (excluding those which would create a conflict of interest), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Employee's responsibilities as an employee of the Company in accordance with this Agreement. In the event that the Employee engages in any such activities, other than in his capacity as Chief Executive Officer, the Employee shall not be required to pay to the Company the compensation that he earns from engaging in such activities.

     2.3 Base of Operations. The Employee's base of operations under this Agreement shall be Boston, Massachusetts, although the Employee may, at his election, render his services from other locations. The Employee shall not be required to relocate or render services, on other than a temporary basis, outside of such city.

     2.4 Representation and Warranty of Employee. The Employee hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment agreement for cause or good reason, pursuant to Section 4 of this Agreement.

     2.5 Representation and Warranty of Company. The Company hereby represents and warrants to the Employee that (i) it is not aware of any fact, circumstance or event which would give rise to any breach of any term or provision of this Agreement or any agreement covering any Employee Stock Option Plan (as defined in Section 3.8(a)), or which would form the basis for any claim or allegation that (A) the Employee's employment hereunder could be terminated for cause or good reason under this Agreement, or (B) the rights of the Employee under any Employee Stock Option Plan should be in whole or any part limited, forfeited or otherwise restricted; and (ii) it has prepared all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, and for all Employee Stock Option Plans, including all amendments thereto effected by this Agreement.

3.       Compensation and Benefits.

     3.1 Salary. For all services rendered by the Employee in any capacity under this Agreement, the Company shall pay the Employee, during the Period of Employment, as compensation an annual base salary of not less than $375,000, which amount shall be subject to increase as provided below (the "Annual Base Salary"). Such Annual Base Salary shall be payable in accordance with the Company's customary payroll practices (but not less frequently than monthly). The Company agrees to review the Employee's Annual Base Salary on at least an annual basis no later than 120 days after the end of each fiscal year, commencing with the Company's fiscal year ending in 1999, to consider an increase (but not decrease) in such Annual Base Salary for the fiscal year. Any such increase shall be effective as of the first day of the fiscal year and shall be at the sole discretion of the Board. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Employee's Annual Base Salary shall at all times be no less than the salary of any other executive of the Company.

     3.2 Bonus. For each fiscal year of the Company, the Employee shall be entitled to receive a cash bonus with an annual target award opportunity of up to 100 percent of Annual Base Salary awarded to the Employee by the Board or by a Committee designated by the Board. Each annual bonus shall be paid in a single cash lump sum not later than 90 days after the end of the fiscal year or portion thereof for which the bonus is awarded, unless the Employee elects in writing, before the beginning of the fiscal year for which the annual bonus is to be awarded, to defer receipt of the annual bonus. Notwithstanding anything in this Agreement to the contrary, in the event of any termination of the Employee's employment with the Company for any reason whatsoever (whether by the Employee or the Company), any unpaid bonus payable in accordance with this Section 3.2 for the fiscal year preceding the fiscal year in which such termination occurs shall be paid to the Employee in accordance with this Section 3.2.

     3.3 Reimbursement of Expenses. The Company shall pay or reimburse the Employee for all business travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement. Such expenses shall be appropriately submitted and approved in accordance with the Company's policies applicable to senior executives, as well as applicable federal and state tax record keeping requirements.

     3.4 Fringe Benefits; Vacation. The Employee shall participate in and shall receive during the Period of Employment employee benefit plans and fringe benefits of the Company in accordance with the most favorable plans, practices, programs and policies of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance and accidental death or dismemberment insurance. The paid vacation entitlement of the Employee shall be four weeks per year. The Employee shall receive a car for his use while he is employed by the Company. The Employee shall at all times have a personal secretary.

     3.5 Other Plans. Nothing in this Agreement shall be construed as making the Employee ineligible to participate in and receive awards or grants under any equity incentive plan of the Company in accordance with the terms thereof in which the Employee would otherwise be eligible to participate.

     3.6 Stock Options.

        (a) Unvested Options. Promptly following the execution of this Agreement, the Company shall assume all stock options to purchase shares of capital stock of U.S. Office Products Company ("USOP") granted to the Employee pursuant to any stock plan or other employee benefit arrangement of the Company (an "Employer Stock Option Plan"), which are outstanding as of the effective date of this Agreement. The Company agrees that any stock options to purchase shares of capital stock of the Company granted to the Employee during the Employment Period pursuant to this Agreement or to any Employer Stock Option Plan shall include the provisions set forth on Exhibit 3.6 to this Agreement.

        (b) Vested Options. The parties contemplate that promptly upon execution of this Agreement, the Employee shall be granted options for the purchase of shares of the Company, to equal 4.5% of the total outstanding shares of Company common stock (calculated on a fully diluted basis after such grant), par value $0.001 per share, of which the maximum number permitted by law will be incentive stock options and the remainder will be non-statutory stock options, all of which shall be granted pursuant to the 1998 Aztec Technology Partners, Inc. Stock Option Plan in accordance with this Section 3.6. All options granted in accordance with this Section 3.6, other than incentive stock options, will be transferable to the extent permitted by law. The options granted to the Employee pursuant to this Agreement shall (i) have an exercise price which is equal to the price of the first trade on the day the Company's stock is first publicly traded, and (ii) be 100 percent vested as of the date of grant; however, such options shall not be exercisable until June 10, 1999. All subsequent options shall (x) vest 1/3 upon the date of grant, 1/3 12 months after the date of grant, and 1/3 24 months after the date of grant, and (y) have an exercise price which is equal to the fair market value on the date of grant.

         (c) Prior Employment. For all purposes under this Agreement, the Employee's service and compensation with Bay State Computer Group, Inc. shall be treated as service and compensation with the Company except to the extent that such treatment would be impermissible under applicable law.

         (d) Registration Rights. The Company shall register the shares of capital stock of the Company issuable upon the Employee's exercise of his stock options pursuant to the appropriate form of registration statement under the Securities Act of 1933 and shall maintain such registration statement's effectiveness at all required times.

     4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

     4.1 By the Terms of This Agreement. Expiration of the Employment Period in accordance with Section 1.


     4.2 By the Company. At the election of the Company, for cause, upon written notice by the Board to the Employee, the giving of which shall have been authorized by a vote of not less than 50% of all disinterested directors of the Company then in office, and which shall include a written statement of the particular acts or circumstances which are the basis for the termination for cause. For the purposes of this Section 4.2, "cause" for termination shall be deemed to exist solely upon (a) the occurrence of willful and continued failure of the Employee to substantially perform the Employee's reasonable duties under this Agreement (other than as a result of physical or mental illness or injury) which is material, related to his duties as an employee of the Company, and continues for 30 days after the Board delivers to the Employee a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee's duties, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony that results in material and demonstrable damage to the business or reputation of the Company.

     4.3 By Death. Thirty days after the death of the Employee.

     4.4 By the Employee. At the election of the Employee, upon not less than 30 days' prior written notice to the Company given within 60 days after a good faith determination by the Employee that any of the following has occurred: (a) material and adverse diminution of the Employee's duties, authority, position, compensation or aggregate benefits, including, without limitation, failure to cause the Employee to retain the position of Chief Executive Officer of the Company; (b) the assignment to the Employee of any duties inconsistent with
Section 2 of this Agreement; (c) the failure of the Employee to be elected to and remain a member of the Board throughout the Employment Period (provided the Employee is willing to serve as such on the same terms and conditions as other employee-directors), unless the Employee is removed from the Board of Directors in connection with the termination of the Employee's employment pursuant to Section 4.2; (d) a change by the Company (other than on the Employee's recommendation) in the location at which the Employee performs his principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from the Employee's principal residence immediately prior to the change, and (ii) more than 20 miles from the location at which the Employee performed his principal duties for the Company immediately prior to the change; (e) the Company's purported termination of the Employee's employment for cause other than in accordance with the requirements of this Agreement; or (f) any other material breach of this Agreement by the Company. In addition, the Employee may terminate his employment with the Company, for any reason, during the 30-day period immediately following the one-year anniversary of a Change in Control, as defined below.

     5. Effect of Termination.

     5.1 Termination by the Company Without Cause, by the Employee Pursuant to
Section 4.4 Hereof or Upon Expiration.

        (a) Severance. In the event the Employee's employment is terminated by the Company without cause or by the Employee pursuant to Section 4.4 (each, a "Qualifying Termination") or the Company does not offer to renew this Agreement upon expiration of the Employment Period, the Company shall pay to the Employee
(i) a pro rata portion of the Severance Bonus Amount (as defined below) for the fiscal year in which such termination is effective determined by multiplying the Severance Bonus Amount by a fraction (the "Pro Rata Fraction"), the numerator of which shall be the number of days between the first day of the fiscal year and the date on which the termination is effective and the denominator of which shall be 365, plus (ii) an amount equal to the Annual Base Salary through June 10, 2002. For purposes of this Agreement, the Severance Bonus Amount for a fiscal year shall equal the average of the bonuses paid to the Employee pursuant to Section 3.2 of this Agreement for the fiscal years, if any, immediately preceding such fiscal year or $187,500, whichever is greater.

        (b) Severance Period; Timing of Payments. The Company shall make the severance payment called for by Section 5.1(a) (i) within 30 days of the date the Employee's termination is effective, and shall make the payments called for by Section 5.1(a)(ii) to the Employee at a monthly rate equal to one-twelfth of the Annual Base Salary. All severance payments provided for in this Section 5.1 that are payable monthly shall be made in semi-monthly installments in arrears on the 15th day and the last day of each fiscal month. Such installments shall be appropriately adjusted in the event a severance payment is due for any partial fiscal month.

     (c) Severance Benefits. Following any Qualifying Termination or if this Agreement is not renewed for any reason at the end of the Employment Period, the Company shall continue to pay for or provide to the Employee the fringe benefits as may have been provided to the Employee in accordance with Section 3.4 immediately prior to such Qualifying Termination or termination (subject to changes in the terms of health, disability or life insurance coverage by the provider as may be applicable to the Company as a whole) for a period ending on the earliest of (i) the date of the Employee's employment by a third party on a substantially full-time basis if the Employee is eligible to receive comparable life, medical, dental, health, and accident or disability insurance benefits under another employer-provided plan, on terms at least as favorable to the Employee and his family, (ii) June 10, 2002, or (iii) the death of the Employee but in the case of the Employee's death his health benefits shall be continued for the benefit of his wife for a one year period following his death. The Employee shall notify the Company promptly following his acceptance of any offer of employment by a third party. The Employee shall be under no obligation to seek other employment following any Qualifying Termination, and any amounts he earns in any other employment shall not reduce or offset the severance payments or other amounts due hereunder except for the fringe benefits specifically referred to in this Section 5.1(c).

     5.2 Termination for Death. In the event the Employee's employment is terminated by death pursuant to Section 4.3 (a "Section 4.3 Termination"), the Company shall pay or provide to the estate of the Employee the compensation (including, without limitation, in lieu of the bonuses and payments provided for in Sections 3.2, (i) the Pro Rata Fraction of the Severance Bonus Amount for the fiscal year in which such termination is effective, and (ii) in the event that the termination is effective prior to June 10, 2001, $375,000, which amounts will be paid in a one-time lump sum payment within 30 days of the last day of the Employee's actual employment by the Company) and benefits payable or provided to him under Section 3 through the last day of his actual employment by the Company.

     5.3 Termination Upon Change in Control of the Company.

        (a) Change in Control Severance Payment. In the event the Employee's employment is terminated without cause or pursuant to Section 4.4 of this Agreement within 24 months following a Change in Control (as defined below) of the Company, the Company shall make a one-time lump sum severance payment (the "Change in Control Severance Payment") to the Employee in an amount equal to the product of 2.99 multiplied by his Annual Base Salary. In such event, the Employee shall not be entitled to the payments to which he would otherwise be entitled pursuant to Section 5.1(a), but shall continue to be entitled to benefits provided by the Company pursuant to and in accordance with Section 5.1(e).

        (b) Parachute Payments. The Change in Control Severance Payment payable under this Section 5.3 shall be made without regard to whether the deductibility of such payment (or any other "parachute payments," as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), to or for the Employee's benefit) would be limited or precluded by Section 280G.

        (c) Change in Control. A "Change in Control" of the Company shall occur or be deemed to have occurred in the event that:

          (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, acquires "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities (other than through an acquisition of securities directly from the Company);

          (ii) individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

          (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     5.4 Taxes.

        (a) Gross-Up Payment. In the event that the Company undergoes a "Change in Ownership or Control" (as defined below), the Company shall, within 30 days after the date of such Change in Ownership or Control determine and notify the Employee (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Employee following such Change in Ownership or Control constitute "Contingent Compensation Payments" (as defined below), (ii) the amount, if any, of the excise tax (the "Excise Tax") payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), by the Employee with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined below) due to the Employee with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Employee, the Employee shall deliver a response to the Company (the "Employee Response") stating either (A) that he agrees with the Company's determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Employee with respect to such Contingent Compensation Payment. The amount and characterization of any item in the Employee Response shall be final; provided, however, that in the event that the Employee fails to deliver an Employee Response on or before the required date, the Company's initial determination shall be final. Within 90 days after the due date of each Contingent Compensation Payment to the Executive, the Company shall pay to the Employee, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this
Section 5.4(a).

        (b) Definitions. For purposes of this Section 5.4, the following terms shall have the following respective meanings:

          (i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with
Section 280G(b)(2) of the Code.

          (ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or supplied to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

          (iii) "Gross-Up Payment" shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Employee (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

     5.5 Termination By the Company for Cause. In the event the Employee's employment is terminated by the Company for cause, the Company shall pay to the Employee his Annual Base Salary to and including the effective date of such termination.

     5.6 No Mitigation. Except as provided with respect to fringe benefits in
Section 5.1(e), the severance benefits payable to the Employee under this Agreement shall not be reduced by payments received by the Employee from a subsequent employer.

     5.7 Survival. The provisions of Sections 5, 6 and 7 shall survive the termination of this Agreement.


     6. Restrictions on Competition.

     6.1 Non-Compete. For so long as the Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company and thereafter for a period equal to the longer of (x) two years, or (y) the period during which the Employee is receiving any severance pay from the Company pursuant to Section 5, the Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

          (i) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company, within 100 miles of any location where the Company conducts business (the "Territory");

          (ii) call upon any Person who is, at that time, within the Territory, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

          (iii) call upon any Person who or that is, at that time, or has been, within one year prior to that time, a customer of the Company within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory; or

          (iv) on the Employee's own behalf or on behalf of any competitor, call upon any Person as a prospective acquisition candidate who or that, during the Employee's employment by the Company was either called upon by the

Company as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by the Company.

     6.2 Investment. The foregoing covenants shall not be deemed to prohibit the Employee from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

     6.3 Future Employment. It is agreed further that, in the event that the Employee shall cease to be employed by the Company and enters into a business or pursues other activities that, at such time, are not in competition with the Company, Employee shall not be chargeable with a violation of this Section 6 if the Company subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if the Employee has no actual knowledge that his actions violate the terms of this Section 6, the Employee shall not be deemed to have breached the restrictive covenants contained in this Agreement if, promptly after being notified by the Company of such breach, the Employee ceases the prohibited actions.

     6.4 Severability. The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 6 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

     6.5 Defenses. All of the covenants in this Section 6 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement or the Company of such covenants; provided, that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon 30 days' prior written notice to the Company, waive his right to receive any such compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 6. It is specifically agreed that the period of two years stated at the beginning of this Section 6, during which the agreements and covenants of the Employee made in this Section 6 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 6.

     6.6 Fairness. The Employee has carefully read and considered the provisions of this Section 6, and, having done so, agrees that the restrictive covenants in this Section 6 impose a fair and reasonable restraint on the Employee and are reasonably required to protect the interests of the Company, and its officers, directors, employees, and stockholders.

     7. Proprietary Information. The Employee's relationship with the Company is one of high trust and confidence and in the course of his employment by the Company he will have access to and contact with Proprietary Information. The Employee agrees that he will not, during the Employment Period or at any time thereafter, disclose to others, or use for the benefit of others, any Proprietary Information, except in the good faith performance of his duties under this Agreement.

     7.1 Proprietary Information. For purposes of this Agreement, Proprietary Information shall mean all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any invention, formula, formulation, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Employee in the course of his employment by the Company.

     7.2 Exceptions. The Employee's obligations under this Section 7 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Employee of the terms of this
Section 7, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board or an authorized employee of the Company, (iv) is communicated to the Employee by a third party under no duty of confidentiality with respect to such information to the Company or another party, or (v) is required to be disclosed by the Employee to comply with applicable laws, governmental regulations, or court order, provided that the Employee provides prior written notice of such disclosure to the Company and an opportunity for the Company to object to such disclosure and further provided that the Employee cooperates with the Company and takes reasonable and lawful actions requested by the Company (the out-of-pocket costs of which shall be paid by the Company) to avoid and/or minimize the extent of such disclosure.

     7.3 Company Property. Upon termination of this Agreement or at any other time upon request by the Company, the Employee shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company.

     7.4 Other Agreements. The Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. If the Employee's duties under this Agreement will require disclosures to be made to him subject to such obligations and restrictions, the Employee agrees to be bound by them and to take all action necessary to discharge the obligations of the Company under such agreements.

     8. Legal and Professional Fees. The Company shall pay or reimburse the Employee for (A) all reasonable legal and other reasonable professional fees and disbursements incurred by the Employee in connection with the negotiation and preparation of this Agreement and (B) all reasonable legal and other reasonable professional fees and disbursements incurred by the Employee in connection with any dispute over the enforcement of the Employee's rights under this Agreement, unless the Employee is adjudicated to have brought such action not in good faith. In addition, the Company shall continue to pay to the Employee his Annual Base Salary and benefits during the pendency of such a dispute.

     9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above and, in the case of any notice to the Employee, with a copy to Alexander A. Bernhard, Esq., Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, or at such other address or addresses of which either party shall notify the other in accordance with this Section 9.

     10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     11. Entire Agreement. This Agreement and the Employee Options constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement and the Employee Options. The Employment Agreement dated as of October 15, 1996 between Bay State Computer Group, Inc. and the Employee (the "Previous Employment Agreement") is hereby terminated and superseded by this Agreement and that prior agreement shall have no further affect except for such payments, if any, that are due under that agreement to the Employee as of the date of the termination of that agreement.

     12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that this Agreement may not be assigned by the Company except to a corporation or other person or entity reasonably acceptable to the Employee and with which or into which the Company may be merged, consolidated or otherwise combined or which may succeed to all or substantially all of its assets or business and which assumes in a writing satisfactory in form and substance to Employee all of the obligations of the Company under this Agreement and under all Employer Stock Option Plans. The obligations of the Employee are personal and shall not be assigned by him.

     15. Definitions. For purposes of this Agreement each of the following defined terms is defined in the Section of this Agreement indicated below:


Defined Term                                                    Section
------------                                                    -------

Agreement                                                       Introduction
Annual Base Salary                                              3.1
Beneficial Ownership                                            5.3(c)(i)
Board                                                           2
Cause for Termination                                           4.2
Change in Control                                               5.3(c)
Change in Control Severance Payment                             5.3(a)
Change in Ownership                                             5.4
Code                                                            5.3(b)
Commencement Date                                               1
Company                                                         Introduction
Contingent Compensation Payments                                5.4
Employee                                                        Introduction
Employee Response                                               5.4



Employer Stock Option Plan                                      3.6
Employment Period                                               1
Exchange Act                                                    5.3(c)(i)
Excise Taxes                                                    5.4
Failure of the Employee to Perform                              4.2
Gross-up Payment                                                5.4
Incumbent Board                                                 5.3(c)(ii)
Merger Agreement                                                6.7
Parachute Payments                                              5.3(b)
Person                                                          6.1
Previous Employment Agreement                                   11
Proprietary Information                                         7.1
Pro Rata Fraction                                               5.1(a)
Qualifying Termination                                          5.1(a)
Section 4.3 Termination                                         5.2
Territory                                                       6.1


     16. Miscellaneous.

     16.1 Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     16.2 Section Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

     16.3 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     16.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AZTEC TECHNOLOGY PARTNERS, INC.             EMPLOYEE

By:  /s/ Clifford Mitman                     /s/  James E. Claypoole
   ---------------------------              ------------------------------
    Chairperson                             James E. Claypoole
    Compensation Committee

                                   Exhibit 3.6

                  Provisions to be Included in Employee Options

         A. If, prior to the expiration date of the stock option, the Employee's employment with the Company is terminated by the Company pursuant to Section 4.2 of the Employment Agreement dated as of June 10, 1998 between the Company and the Employee, as amended from time to time (the "Employment Agreement"), or by the Employee pursuant to Section 4.4 of the Employment Agreement, or without cause, then, notwithstanding anything in such stock option to the contrary,

                  (i) upon the effective date of termination of the Employee's employment with the Company (the "Employment Termination Date"), the exercisability of such stock option shall be accelerated by two years so that such stock option shall become exercisable to purchase the number of shares of Common Stock that the Employee would otherwise have been entitled to purchase under the stock option if the Employee's employment had been terminated on the second anniversary of the Employment Termination Date; and

                  (ii) such stock option shall become exercisable for a period of two years following the Employment Termination Date; provided that if such stock option is an incentive stock option, then the exercise of the stock option after the three- month period following the Employment Termination Date shall be treated as the exercise of a non-statutory stock option.

         B. (i) If, prior to the expiration date of the stock option, a Change in Control (as defined in the Employment Agreement) of the Company occurs, then notwithstanding anything in such stock option to the contrary,

                           (a)      if the Change in Control of the Company,
regardless of when it is to be consummated, is not to be accounted for as a "pooling of interests" for financial accounting purposes, or if the Initiation Date of the Change in Control of the Company (as defined by generally accepted accounting principles as in effect from time to time), regardless of whether such Change in Control of the Company is to be accounted for as a "pooling of interests" for financial accounting purposes, occurs on or after the second anniversary of the date of the Employment Agreement, then, effective upon the consummation of the Change in Control of the Company, the exercisability of such stock option shall be accelerated in full (without regard to the application of Section 280G of the Code) so that such stock option shall become exercisable to purchase all of the shares of Common Stock covered by such stock option;

                                      -A1-

                           (b)      if the Change in Control of the Company is
to be accounted for as a "pooling of interests" for financial accounting purposes and if the Initiation Date of the Change in Control of the Company occurs prior to the second anniversary of the date of the Employment Agreement, then (I) the portion of such stock option that has not vested as of the date immediately prior to the consummation of the Change in Control of the Company (the "Unvested Portion") shall terminate and (II) the Employee shall be entitled to receive, upon the consummation of the Change in Control of the Company, shares of Common Stock of the person that acquired shares of the Company's Common Stock in connection with the Change in Control (the "Acquiror") having a Fair Market Value (as defined below) equal to the Inherent Equity Value of the Unvested Portion (as defined below); and

                           (c) such stock option shall become exercisable for a
period of two years following the Employment Termination Date; provided that if such stock option is an incentive stock option, then the exercise of the stock option after the three-month period following the Employment Termination Date shall be treated as the exercise of a non-statutory stock option.

                  (ii) For purposes of this Paragraph B, the following terms shall have the meanings set forth below:

                           (a)      The "Fair Market Value" of the Common Stock
of the Acquiror shall be determined by dividing (I) the Fair Market Value of Aztec Technology Partners, Inc. Common Stock (as defined below) by (II) the number of shares of the Acquiror's Common Stock for which one share of Common Stock of the Company will be exchanged in the Change of Control of the Company.

                           (b)      If there is a written agreement between the
Company and the Acquiror for the Change in Control of the Company, and such agreement establishes an amount as the fair market value per share of the Company's Common Stock for purposes of the Change in Control of the Company, then such amount shall be deemed to be the "Fair Market Value of Aztec Technology Partners, Inc. Common Stock". If there is not a written agreement between the Company and the Acquiror for the Change in Control of the Company, or if any such agreement does not establish an amount as the fair market value per share of the Company's Common Stock for purposes of the Change in Control of the Company, the "Fair Market Value of Aztec Technology Partners, Inc. Common Stock" shall be the last reported sale price per share of the Company's Common Stock on the Nasdaq National Market, or on such other nationally recognized exchange or trading system upon which the Company's Common Stock is listed, on such date or, if no such price is reported on such date, such price on the most recent preceding business day for which such price is reported.

                                      -A2-

                           (c) The "Inherent Equity Value of the Unvested
Portion" shall equal the fair market value of the Unvested Portion on the last business day immediately preceding the consummation of the Change in Control of the Company, as determined by discounting, at the then current interest rate on one-year Treasury Bills, to such day from the dates of future vesting of the Unvested Portion, the difference between the Fair Market Value of Aztec Technology Partners, Inc. Common Stock and the exercise prices of the Unvested Portion, multiplied by the number of shares vesting on such future dates.

                  (iii) Notwithstanding the foregoing, if the Change in Control of the Company is intended to be accounted for as a "pooling of interests" for financial accounting purposes, and if any provision contained in this paragraph B would preclude accounting for the Change in Control of the Company as a "pooling of interests" for financial accounting purposes, then any such provision in this paragraph B shall be null and void.


                                      -A3-